UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                D.R. Horton, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   23331A 10 9
              ---------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 23331A 10 9                    13G                   Page 2 of 4 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON                              Terrill J. Horton
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         ###-##-####


--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)      |_|
                                                            (b)      |_|

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------

    NUMBER OF                     5.  SOLE VOTING POWER
                                        6,816,366
      SHARES                  --------------------------------------------------

   BENEFICIALLY                   6.  SHARED VOTING POWER
                                            -0-
     OWNED BY                 --------------------------------------------------

  EACH REPORTING                  7.  SOLE DISPOSITIVE POWER
                                        6,816,366
      PERSON                  --------------------------------------------------

       WITH                       8.  SHARED DISPOSITIVE POWER
                                            -0-

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,816,366

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         18.3%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------

                     * See instruction before filling out!

---------------------                                          -----------------
CUSIP No. 23331A 10 9                    13G                   Page 3 of 4 Pages
---------------------                                          -----------------

Item 1.

(a)      Name of Issuer:  D.R. Horton, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         1901 Ascension Blvd., Suite 100
         Arlington, Texas  76006

Item 2.

(a)      Name of Person Filing:  Terrill J. Horton

(b)      Address of Principal Business Office or, if none, Residence:

         4808 Schooner Court
         Flower Mound, Texas  75028

(c)      Citizenship:  United States of America

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:  23331A 10 9

Item 3.

         Not applicable.

Item 4.  Ownership

At December 31, 1997:

(a)      Amount Beneficially Owned: 6,816,366*

(b)      Percent of Class: 18.3%

(c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote: 6,816,366*

       (ii)    Shared power to vote or to direct the vote: -0-

      (iii)    Sole power to dispose or to direct the disposition of: 6,816,366*

       (iv)    Shared power to dispose or to direct the disposition of: -0-

----------
* 5,763,898 of such shares are held by certain trusts of which the undersigned is the trustee.

---------------------                                          -----------------
CUSIP No. 23331A 10 9                    13G                   Page 4 of 4 Pages
---------------------                                          -----------------

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         February 12, 1998
                                                     ---------------------------
                                                                Date



                                                        /s/ TERRILL J. HORTON
                                                     ---------------------------
                                                              Signature


                                                          Terrill J. Horton
                                                     ---------------------------
                                                                Name